Exhibit 10.4

STAY BONUS AGREEMENT

     This Agreement is made as of April 5, 2004 by and between Wilsons The Leather Experts Inc., a Minnesota corporation (hereinafter, “Wilsons”) and Arthur J. Padovese (hereinafter, the “Executive”).

RECITALS

          A. Wilsons has determined that it is in the best interests of Wilsons to retain the services of the Executive, and

          B. Wilsons has determined to increase the likelihood of retaining the Executive and to provide further incentives for the Executive to assist Wilsons in achieving its objectives by agreeing to make certain bonus payments to the Executive if certain conditions are satisfied, and

          C. Wilsons desires to set out in writing the terms and conditions under which those bonuses will be paid, and

          D. By signing this Agreement, the Executive is accepting the terms and conditions of those bonuses.

          NOW, THEREFORE, the parties agree as follows:

1.	Total Bonus Payment. The total amount of bonuses that are potentially payable to the Executive under this Agreement is $123,000 (hereinafter, the “Bonus Amount”). Each payment of any portion of the Bonus Amount under this Agreement will be reduced by applicable withholdings for taxes and other legally required items.

2.	Payment of Bonuses. The Executive will receive the following payments with respect to the Bonus Amount, provided the conditions specified for each payment are satisfied.

a.	The Executive will be entitled to payment of $30,000 if (i) the Chief Executive Officer and President of Wilsons determine that satisfactory progress has been made by the Executive as of October 1, 2004 (the “October Measurement Date”) with respect to the performance criteria contained in subparagraph 2(c)(i) below (the “Performance Criteria”) and the specific position performance criteria contained in subparagraph 2(c)(ii) (the “Position Criteria”) and Executive is employed by Wilsons on October 1, 2004 or (ii) the Executive is terminated by Wilsons without Cause prior to October 1, 2004.

Any payment due to the Executive under the provisions of this subparagraph 2(a) will be made as soon as administratively feasible following October 1, 2004.

b.	The Executive will be entitled to payment of $93,000 if (i) the Performance Criteria and the Position Criteria are achieved on or before January 29, 2005, as determined by the Chief Executive Officer and President of Wilsons, (the “Year-End Measurement Date”) and Executive is employed by Wilsons on January 29, 2005 or (ii) the Executive is terminated by Wilsons without Cause prior to January 29, 2005.

Any payment due to Executive under the provisions of this subparagraph 2(b) will be made as soon as administratively feasible following January 29, 2005.

c.	As used in this paragraph 2, the following defined terms have the meanings indicated below:

(i)	Performance Criteria shall mean:

(a)	Executive shall demonstrate effective leadership in a difficult environment;

(b)	Executive shall collaborate effectively with others on the leadership team;

(c)	Executive shall proactively engage in the strategies and tactical plans to deliver results;

(d)	Executive shall model appropriate behavior and require the same of direct reports; and

(e)	Executive shall prepare regular status reports identifying progress toward goals and objectives.

(ii)	Position Criteria shall mean:

(a)	Executive shall increase UPTs by 5% over the fiscal year ending January 31, 2004;

(b)	Executive shall create and implement training to increase associates’ knowledge directly focused on accessories; and

(c)	Executive shall build and train a sales staff that is female friendly.

d.	If the Executive becomes disabled while employed by Wilsons after the date hereof and remains so disabled until the date a bonus is payable under either subparagraph 2(a) or 2(b), the Executive will be deemed to be employed by Wilsons on the applicable date solely for purposes of applying subparagraph(s) 2(a) and/or 2(b), as the case may be, and the Performance Criteria and Position Criteria shall be deemed to have been achieved on the October Measurement Date or the Year-End Measurement Date, as the case may be. To be “disabled” for purposes of this subparagraph 2(c), the Executive must be prevented from engaging in active employment by an illness or injury that meets the requirements for receiving benefits under the short term disability program sponsored by Wilsons during the period that program applies, and thereafter must meet the requirements for receiving disability benefits under the Social Security Act.

e.	If the Executive dies while employed by Wilsons during the period commencing on the date hereof through and including January 29, 2005, the Executive will be deemed to have survived and continued in the employ of Wilsons solely for purposes of applying subparagraph 2(a) and/or 2(b), as the case may be, and the Performance Criteria and Position Criteria shall be deemed to have been achieved on the October Measurement Date or the Year-End Measurement Date, as the case may be, but any bonus payable under such subparagraphs shall be paid to the Executive’s estate.

3.	Incentive Plan. Any Bonus Amount payable to Executive pursuant to this Agreement shall be in addition to, and not in lieu of, any incentive award payable to Executive under Wilsons’ Executive and Key Management Incentive Plan.

     4. Not an Employment Contract. This Agreement does not constitute a contract of employment with Wilsons or guarantee that the Executive will remain employed by Wilsons for any particular period of time. Nothing in this Agreement changes the Executive’s status as an “at will” employee of Wilsons or interferes in any way with the right of Wilsons to terminate the Executive’s employment at any time, with or without Cause and with or without notice.

     5. Cause Definition. “Cause” shall mean:

a.	the commission by the Executive of any act of embezzlement against Wilsons or any of its subsidiaries;

b.	the conviction of the Executive for, or entry by the Executive of a guilty plea to, any felony which has a material adverse effect upon the business, operating results, financial condition or employee, supplier or customer relations generally of Wilsons and its subsidiaries, taken as a whole, or which precludes the Executive from performing her duties for at least 90 days;

c.	the conviction of the Executive for any crime involving dishonesty with respect to Wilsons (i) intended by the Executive to result in personal enrichment of the Executive at the expense of Wilsons or its subsidiaries or (ii) which has a material adverse effect upon the business, operating results, financial condition or employee, supplier or customer relations generally of Wilsons and its subsidiaries, taken as a whole;

d.	the absence by the Executive from employment with Wilsons for a period of more than 90 days after the date of this Agreement without the approval of the Board of Directors of Wilsons other than for vacations, illness, injury or disability; or

e.	willful misconduct by the Executive, which misconduct has not been cured within 20 days following notification thereof to the Executive (or if such misconduct is cured within 20 days after such notice of misconduct is received, but the same misconduct occurs again at any time thereafter).

6.	Assignment. Wilsons may in its sole discretion assign this Agreement to any entity or individual which succeeds to some or all of the business of Wilsons through merger, consolidation, a sale of some or all of the assets of Wilsons, or any similar transaction. The Executive acknowledges that the services to be rendered by Executive to Wilsons are unique and personal, and that the Executive therefore may not assign any of Executive’s rights or obligations under this Agreement to anyone.

7.	Successors. Subject to Paragraph 6, the provisions of this Agreement shall be binding on the parties hereto, on any successor or assign of Wilsons, and on Executive’s heirs or any personal representative of the Executive or the Executive’s estate.

8.	Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Minnesota, without giving effect to conflict of law principles.

9.	Amendment. This Agreement may be amended only in writing, signed by both parties.

          IN WITNESS HEREOF, the parties have executed this Agreement effective as of the date set forth above.

EXECUTIVE	WILSONS THE LEATHER EXPERTS INC.

/s/ Arthur J. Padovese	By	/s/ David L. Rogers

Arthur J. Padovese		Its	President